Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Black Creek Industrial REIT IV Inc.:

We consent to the use of our report dated March 8, 2018, with respect to the consolidated balance sheets of Black Creek Industrial REIT IV Inc. and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), incorporated herein by reference in Post-Effective Amendment No. 5 to the Registration Statement (No. 333-200594) on Form S-11, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/KPMG LLP

Denver, Colorado
April 16, 2018